EXHIBIT 99.1

Tronox Completes Sale of Former Cristal North American Titanium Dioxide Business

STAMFORD, Conn., May 1, 2019 – Tronox Holdings plc (NYSE:TROX) (“Tronox” or the “Company”), the world’s largest vertically integrated producer of titanium dioxide pigment, today announced it has completed the sale of the North American titanium dioxide (“TiO2”) business of The National Titanium Dioxide Company Limited (“Cristal”) to INEOS Enterprises, a division of INEOS, for the purchase price of approximately $700 million. The sale was required by the Federal Trade Commission’s decision and order issued on April 10, 2019, which permitted Tronox’s acquisition of Cristal’s global TiO2 business.

“We are pleased to have completed the last of the two remedy transactions we agreed to with antitrust authorities in the U.S. and Europe that enabled us to close our acquisition of Cristal’s TiO2 business,” said Jeffry N. Quinn, chairman and chief executive officer of Tronox. “We remain focused on unlocking the substantial value created by our transformative acquisition of Cristal for the benefit of our shareholders, customers and employees.”

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About Tronox

Tronox Holdings plc is one of the world’s leading producers of high-quality titanium products, including titanium dioxide pigment, specialty-grade titanium dioxide products and high-purity titanium chemicals; and zircon. We mine titanium-bearing mineral sands and operate upgrading facilities that produce high-grade titanium feedstock materials, pig iron and other minerals. With nearly 7,000 employees across six continents, our rich diversity, unmatched vertical integration model, and unparalleled operational and technical expertise across the value chain, position Tronox as the preeminent titanium dioxide producer in the world. For more information about how our products add brightness and durability to paints, plastics, paper and other everyday products, visit Tronox.com.